        As filed with the Securities and Exchange Commission on November 4, 1996
                                          Registration No. 33-__________
--------------------------------------------------------------------------------


                        SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM S-8
               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              Emerald Isle Bancorp, Inc.
               (Exact name of registrant as specified in its charter)

       MASSACHUSETTS                                  04-3300934
(State or other jurisdiction of           (I.R.S. Employer Identification No.)
incorporation or organization)

                            730 HANCOCK STREET
                        QUINCY, MASSACHUSETTS 02170
                              (617) 479-5001
                  (Address of Principal Executive Offices)

               THE HIBERNIA SAVINGS BANK 1986 STOCK OPTION PLAN*
               THE HIBERNIA SAVINGS BANK 1989 STOCK OPTION PLAN*
      THE HIBERNIA SAVINGS BANK 1995 PREMIUM INCENTIVE STOCK OPTION PLAN*
       THE HIBERNIA SAVINGS BANK 1989 STOCK PURCHASE PLAN FOR DIRECTORS,
                  OFFICERS, EMPLOYEES, AND CERTAIN PLANS*

      *In accordance with the reorganization of The Hibernia Savings Bank as a subsidiary of the Registrant, these plans constitute the benefit plans of the
   Registrant and the shares to be issued pursuant to these plans shall be shares of the Registrant.

                          (Full title of the plan)

                          ANNE H. STOSSEL, ESQUIRE
                         MICHAEL PASSANISI, ESQUIRE
                       ROCHE, CARENS & DEGIACOMO, P.C.
                              99 HIGH STREET
                       BOSTON, MASSACHUSETTS 02110
                  (Name and address of agent for service)

                                (617) 451-9300
          (Telephone number, including area code, of agent for service)

                       CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------
                                        Proposed maximum      Proposed maximum
Title of securities    Amount to be     offering price per    aggregate offering   Amount of
to be registered       registered       share(1)              price                registration fee
----------------------------------------------------------------------------------------------------
Common Stock,
par value $1.00
per share               154,387              $16.125            $2,489,490.40           $858.47
----------------------------------------------------------------------------------------------------

(1)   Estimated solely for the purpose of calculating the registration fee and based, in accordance with Rule 457 under the Securities Act of 1933, upon the high and low prices reported in the NASDAQ National Market System for shares of Emerald Isle Bancorp, Inc. common stock as of October 31, 1996.
-------------------------------------------------------------------------------
Page 1 of 60 Pages                           Exhibit Index at Sequential Page 6

                                    PART I

                     INFORMATION REQUIRED IN THE SECTION
                                10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION*

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE ANNUAL INFORMATION *

   *Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in The Hibernia Savings Bank Employee Stock Option Plan, The Hibernia Savings Bank 1986 Stock Option Plan, The Hibernia Savings Bank 1989 Stock Option Plan, The Hibernia Savings Bank 1995 Premium Incentive Stock Option Plan, The Hibernia Savings Bank 1989 Stock Purchase Plan for Directors, Officers, Employees, and Certain Plans in accordance with Rule 428(b)(1). In accordance with Rule 424 and in reliance on Rule 428, such documents are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements.

                                     PART II

                 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   Emerald Isle Bancorp, Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and, accordingly, files periodic reports and other information with the Commission. Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copies may be obtained (at prescribed rates) at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

   The following documents are incorporated by reference in this Registration
Statement:

   (a) The Company's Registration Statement on Form 8-A, as filed with the Commission on August 9, 1996.

   (b) The Company's Current Report on Form 8-K dated October 7, 1996 and filed with the Commission on October 11, 1996, containing quarterly financial statements and other information with respect to the Company at dates and for periods through September 30, 1996.

   ALL DOCUMENTS FILED BY THE COMPANY PURSUANT TO SECTIONS 13(a), 13(c), 14, AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 AFTER THE DATE HEREOF AND PRIOR TO THE TERMINATION OF THE OFFERING OF THE SHARES OF COMMON STOCK, PAR VALUE $1.00 PER SHARE ("COMMON STOCK") SHALL BE DEEMED TO BE INCORPORATED BY REFERENCE IN THIS REGISTRATION STATEMENT, AND TO BE A PART HEREOF FROM THE DATE OF FILING OF SUCH DOCUMENTS.

ITEM 4.  DESCRIPTION OF SECURITIES

   Not applicable, as the Common Stock is registered under Section 12 of the Securities Exchange Act of 1934.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

   Roche, Carens & DeGiacomo, P.C., has been retained as counsel to The Hibernia Savings Bank (the "Bank") for the last nine fiscal years and will serve as counsel to the Company. Michael T. Putziger, Esquire, the Executive Director of Roche, Carens & DeGiacomo, is a Director of the Bank.

   Mr. Putziger is also a Director and stockholder of the Company. As of October 31, 1996, Mr. Putziger beneficially owned 193,950 shares of the Company common stock, which represents 10.97% of the common stock of the Company issued and outstanding. Mr. Putziger is not an employee of the Bank or the Company and will not receive, in connection with this offering, any substantial interest in the registrant or any of its subsidiaries.

ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

   Section 67 of Chapter 156B of the General Laws of Massachusetts sets forth the circumstances under which directors, officers, employees and other agents of a corporation may be indemnified against liability which they may incur in their capacities.

SECTION 67  INDEMNIFICATION OF OFFICERS AND DIRECTORS

   Indemnification of directors, officers, employees and other agents of a corporation, and persons who serve at its request as directors, officers, employees or other agents of another organization, or who serve at its request in any capacity with respect to any employee benefit plan, may be provided by it to whatever extent shall be specified in or authorized by (i) the articles of organization or (ii) a by-law adopted by the stockholders or
(iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Except as the articles of organization or by-laws otherwise require, indemnification of any persons referred to in the preceding sentence who are not directors of the corporation may be provided by it to the extent authorized by the directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under this section which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization or no longer serves with respect to any such employee benefit plan.

   No indemnification shall be provided for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

   The absence of any express provision for indemnification shall not limit any right of indemnification existing independently of this section.

   A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or other agent of another organization or with respect to any employee benefit plan, against any liability incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

   Not applicable.

ITEM 8.  EXHIBITS

   For a list of all exhibits filed or included as part of this Registration Statement, see "Index to Exhibits" at the end of this Registration Statement.

ITEM 9.  UNDERTAKINGS

   1. The undersigned registrant hereby undertakes:

   (a) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3, Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

   (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (d) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Quincy, State of Massachusetts, on November 1, 1996

                                                   EMERALD ISLE BANCORP, INC.


                                                  By: /s/ Mark A. Osborne
                                                     -----------------------
                                                     Mark A. Osborne, President
                                                     duly authorized

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures                           Title                            Date
----------                           -----                            ----

/s/  Mark A. Osborne
Mark A. Osborne              President and Director            November 1, 1996

/s/ Richard S. Straczynski
Richard S. Straczynski       Executive Vice President          November 1, 1996

/s/  Gerard F. Linskey
Gerard F. Linskey            Treasurer                         November 1, 1996

/s/  Douglas C. Purdy
Douglas C. Purdy             Clerk and Director                November 1, 1996

/s/  Richard P. Quincy
Richard P. Quincy            Director                          November 1, 1996

/s/  Peter L. Maguire
Peter L. Maguire             Director                          November 1, 1996

/s/ John V. Murphy
John V. Murphy               Director                          November 1, 1996

/s/ Thomas P. Moore, Jr.
Thomas P. Moore, Jr.         Director                          November 1, 1996

/s/ Michael T. Putziger
Michael T. Putziger          Director                          November 1, 1996

                                INDEX TO EXHIBITS


Exhibit   Description                                              Sequential
-------   -----------                                              Page Number
                                                                   -----------

 4.1      Common Stock Certificate of the Company                        8

 4.2      Form of Incentive Stock Option Agreement (1986 Plan)          11

 4.3      Form of Incentive Stock Option Agreement (1989 Plan)          18

 4.4      Form of Incentive Stock Option Agreement (1995 Plan)          24

 5        Opinion of Roche, Carens & DeGiacomo, P.C. regarding the      30
          legality of the securities being registered hereby
          (with consent)

23.1      Consent of Arthur Andersen LLP                                33

99.1      The Hibernia Savings Bank 1986 Stock Option Plan              35

99.2      The Hibernia Savings Bank 1989 Stock Option Plan              44

99.3      The Hibernia Savings Bank 1995 Premium Incentive Stock        49
          Option Plan

99.4      The Hibernia Savings Bank 1989 Stock Purchase Plan for        57
          Directors, Officers, Employees, and Certain Plans